Exhibit 99.1

REDWOOD TRUST REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company", "we" or "our"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the quarter ended June 30, 2024.
Key Q2 2024 Financial Results and Metrics
•GAAP book value per common share was $8.73 at June 30, 2024, relative to $8.78 per share at March 31, 2024
◦Economic return on book value of 1.3% for the second quarter and 4.7% for the first half of 2024(1)
•GAAP net income available to common stockholders of $13.8 million or $0.10 per basic and diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $18.6 million or $0.13 per basic common share(2)
•Recourse leverage ratio of 2.1x at June 30, 2024, relative to 1.9x at March 31, 2024(3)
•Declared and paid a regular quarterly dividend of $0.16 per common share
Operational Business Highlights
Residential Consumer Mortgage Banking
•Locked $2.7 billion of loans,(4) up 49% from $1.8 billion in the first quarter of 2024
◦Second quarter 2024 volumes were driven by an 83% quarterly increase in bank lock volume, including seasoned loans in bulk form
◦Actively engaged with 113 bank sellers, up 16% from the first quarter of 2024
◦Achieved gross margins of 72bps, relative to our historical target range of 75bps to 100bps
•Distributed $1.4 billion of jumbo loans through three securitizations
Residential Investor Mortgage Banking
•Funded $459 million of loans in the second quarter of 2024 (53% bridge and 47% term), up 41% from $326 million in the first quarter of 2024
◦June 2024 represented the strongest funding month since mid-2023
◦Second quarter 2024 term fundings were up 91% relative to the first quarter 2024
◦Second quarter 2024 single-asset bridge ("SAB") and debt service coverage ratio ("DSCR") loan fundings were up 50% relative to the first quarter 2024
•The second quarter 2024 represented the platform's largest volume life-to-date of non-securitization distribution
◦Distributed $415 million of loans through whole loan sales and sales to joint ventures ("JVs"), including $238 million of term loans sold to a large institutional investor

Investment Portfolio
•Deployed approximately $133 million of capital into internally sourced and third-party investments, the largest quarter of deployment since the third quarter of 2022
•RPL and jumbo securities saw improvement in 90 day+ delinquency rates at 7.3% and 0.2%, respectively; 90 day+ delinquency rates for our combined Residential Investor portfolio were 5.4%, as compared to 4.9% at March 31, 2024(5)
•Secured recourse leverage ratio of 0.6x at June 30, 2024, down from 0.9x at March 31, 2024(6)
Financing / Corporate Highlights
•Unrestricted cash and cash equivalents of $276 million and unencumbered assets of approximately $332 million at June 30, 2024
•Total excess warehouse financing capacity of $3.8 billion at June 30, 2024
◦Successfully renewed or established financing facilities with key counterparties for $2.5 billion of capacity, including two lines to support our JV with CPP Investments
•Issued $85 million (gross proceeds) of senior unsecured notes due 2029
•Completed three investments through RWT Horizons in the second quarter, including two follow-ons in existing portfolio companies (at valuations above our initial investment)
Q3 2024 Highlights to Date(7)
•Distributed $763 million of Residential Consumer loans through our seventh SEMT® securitization of 2024 ($638 million) and $125 million of whole loan sales
•Closed a re-securitization backed by subordinate and interest-only SEMT securities, unlocking approximately $70 million of capital(8)
•Retired 2024 outstanding convertible debt with existing cash on hand — resulted in total convertible debt outstanding at July 31, 2024 of $364 million
•Cash and cash equivalents at July 31, 2024 of approximately $275 million

“We made significant strides toward our operating and financial goals this quarter,” said Christopher Abate, Chief Executive Officer of Redwood Trust. “Our mortgage banking platforms benefited from improved operating efficiencies and witnessed a nearly 50% increase in volumes, significantly boosting returns. The strong demand for our collateral in private credit markets further bolstered our distribution efforts. We believe there's a historic shift underway in how residential mortgages in the U.S. are financed, and Redwood is poised to lead this transformation. We are committed to supporting our partners with our product depth, execution, and expertise, while creating long-term value for our shareholders.”

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $12.8 billion of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $46.8 million of goodwill and intangible assets.
4.Lock volume represents loans identified for purchase from loan sellers. Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
5.Re-performing loan ("RPL") and jumbo securities delinquency rate calculations are weighted by notional balances of loans collateralizing each of our securities investments. Bridge loan and CAFL securities delinquency rates are calculated as BPL term loans in our consolidated CAFL securitizations, loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale with a delinquent payment greater than 90 days, divided by the total notional balance of loans in consolidated CAFL securitizations, loans held at JVs, unsecuritized bridge loans held for investment, and bridge and term loans held for sale. Excludes third-party originated loans. Bridge loan delinquency rate calculations were updated in Q2'24 to include full UPB values for loans in joint ventures (prior period presented was conformed to updated calculation methodology). Calculation excludes third-party purchased bridge loans.
6.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
7.Represents Q3'24 activity through July 31, 2024 unless otherwise noted.
8.Capital unlocked from re-securitization is subsequent to the repayment of existing associated debt.

Second Quarter 2024 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the second quarter 2024 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, August 1, 2024, at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time to discuss its second quarter 2024 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Thursday, August 15, 2024, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13746920.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Annual Report on Form 10-Q with the Securities and Exchange Commission by Friday, August 9, 2024, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors through our best-in-class securitization platforms, whole-loan distribution activities, and our publicly traded shares. We operate our business in three segments: Residential Consumer Mortgage Banking, Residential Investor Mortgage Banking and Investment Portfolio. Through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Additionally, through Aspire, our home equity investment (“HEI”) platform, we directly originate HEI to homeowners. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	6/30/2024	3/31/2024
Financial Performance
Net income per diluted common share	$0.10	$0.21
Net income per basic common share	$0.10	$0.21
EAD per basic common share (non-GAAP)	$0.13	$0.08

Return on Common Equity ("ROE") (annualized)	4.8%	10.0%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	6.5%	3.9%

Book Value per Common Share	$8.73	$8.78
Dividend per Common Share	$0.16	$0.16
Economic Return on Book Value (1)	1.3%	3.5%

Recourse Leverage Ratio (2)	2.1x	1.9x
Operating Metrics
Business Purpose Loans
Term fundings	$218	$117
Bridge fundings	241	209
Term sold	253	6
Bridge sold	162	53
Residential Jumbo Loans
Locks	$2,662	$1,784
Purchases	1,902	1,006
Securitized	1,424	1,188
Sold	6	202

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. At June 30, 2024, and March 31, 2024, recourse debt excluded $12.8 billion and $11.6 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing), other liabilities and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $47 million and $49 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23

Net Interest Income From:
Investment portfolio	$29.9	$29.6	$30.8	$31.1	$36.8
Residential consumer mortgage banking	11.2	6.0	0.7	1.2	0.7
Residential investor mortgage banking	1.5	0.9	0.9	0.7	0.7
Corporate/other	(17.3)	(12.3)	(12.3)	(12.7)	(12.2)
Net Interest Income	$25.3	$24.2	$20.1	$20.4	$26.1
Non-interest income (loss)
Residential consumer mortgage banking activities, net	6.2	7.8	8.4	9.0	7.1
Residential investor mortgage banking activities, net	12.7	6.7	6.3	10.5	9.5
Investment fair value changes, net	1.1	21.8	15.2	(41.7)	(13.5)
HEI income, net	15.8	9.0	11.7	10.3	8.9
Other income, net	6.3	4.5	1.8	2.3	4.2
Realized gains, net	—	0.4	0.6	0.1	1.1
Total non-interest income (loss), net	$42.2	$50.3	$44.0	$(9.6)	$17.2
General and administrative expenses	(33.3)	(34.6)	(32.2)	(29.7)	(30.8)
Portfolio management costs	(4.9)	(3.6)	(4.3)	(3.7)	(3.1)
Loan acquisition costs	(3.7)	(2.2)	(2.6)	(1.9)	(1.4)
Other expenses	(5.2)	(3.4)	(2.9)	(4.6)	(5.0)
(Provision for) benefit from income taxes	(4.9)	(0.5)	(1.0)	(1.7)	(0.1)
Net income (loss)	$15.5	$30.3	$21.0	$(30.8)	$2.9
Dividends on preferred stock	(1.8)	(1.8)	(1.8)	(1.8)	(1.8)
Net income (loss) available (related) to common stockholders	$13.8	$28.5	$19.3	$(32.6)	$1.1

Weighted average basic common shares (thousands)	132,116	131,570	121,927	115,466	114,051
Weighted average diluted common shares (thousands) (2)	132,124	131,570	122,474	115,466	114,445
Earnings (loss) per basic common share	$0.10	$0.21	$0.15	$(0.29)	$—
Earnings (loss) per diluted common share	$0.10	$0.21	$0.15	$(0.29)	$—
Regular dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.16

(1)Certain totals may not foot due to rounding.
(2)Actual shares outstanding (in thousands) at June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023 were 132,216, 131,871, 131,486, 118,504, and 114,178, respectively.

Analysis of Income Statement - Changes from First Quarter 2024 to Second Quarter 2024
•Net interest income increased from the first quarter as a result of accretive capital deployment which was partially offset by higher corporate interest expense from a new corporate secured financing facility and unsecured debt issuance.

•Income from Residential Consumer Mortgage Banking increased from the first quarter, driven by 49% quarter over quarter increase in volumes. Gain on sale margins declined to near the low end of our historic range.

•Income from Residential Investor Mortgage Banking increased from the first quarter, driven by improved distribution economics from accretive whole loan sales during the quarter, and a 41% quarter over quarter increase in volumes.
•Fair value changes on our Investment Portfolio in the second quarter primarily reflected improved credit performance and spread tightening on our securities portfolio, offset by negative fair value changes on our bridge loans.

•HEI income, net increased in the second quarter, as actual and projected trends in home price appreciation improved, benefiting valuations in our HEI portfolio.

•General and administrative (G&A) expenses decreased from the first quarter primarily as a result of 20% lower fixed employee compensation relative to the first quarter. G&A for the quarter reflected a $1 million annual corporate expense.
•Our provision for income taxes in the second quarter increased as a result of improved results from both our residential consumer and investor mortgage banking operations.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	6/30/24	3/31/24	12/31/23	9/30/23	6/30/23

Residential loans	$9,210.2	$7,616.6	$7,050.6	$5,847.3	$5,455.9
Business purpose loans	4,879.7	5,182.0	5,220.3	5,249.3	5,226.7
Consolidated Agency multifamily loans	421.8	422.8	425.3	420.6	420.1
Real estate securities	264.4	212.3	127.8	129.4	166.8
Home equity investments (HEI)	574.1	560.7	550.4	431.3	427.3
Other investments	349.9	337.3	343.9	340.4	355.5
Cash and cash equivalents	275.6	275.4	293.1	203.6	357.3
Other assets	515.5	450.8	492.8	399.2	387.0
Total assets	$16,491.1	$15,058.0	$14,504.3	$13,021.1	$12,796.7

Asset-backed securities issued, net	$11,555.6	$10,628.2	$9,811.9	$8,392.1	$8,183.2
Debt obligations, net	3,414.6	2,958.6	3,239.1	3,306.2	3,259.0
Other liabilities	300.2	247.0	250.6	217.1	230.4
Total liabilities	$15,270.4	$13,833.8	$13,301.6	$11,915.3	$11,672.6

Stockholders' equity	1,220.7	1,224.2	1,202.7	1,105.8	1,124.1

Total liabilities and equity	$16,491.1	$15,058.0	$14,504.3	$13,021.1	$12,796.7

Common shares outstanding at period end (thousands)	132,216	131,871	131,486	118,504	114,178
GAAP book value per common share	$8.73	$8.78	$8.64	$8.77	$9.26

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income Available to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)(3)	Three Months Ended
($ in millions, except share and per share data)	6/30/24	3/31/24

GAAP Net income available to common stockholders	$13.8	$28.5

Adjustments:
Investment fair value changes, net(4)	(1.1)	(21.8)
Realized (gains)/losses, net(5)	—	(0.4)
Acquisition related expenses(6)	2.2	2.8
Organizational restructuring charges(7)	—	2.8
Tax effect of adjustments(8)	3.7	(0.8)

Earnings Available for Distribution (non-GAAP)	$18.6	$11.0

Earnings per basic common share	$0.10	$0.21
EAD per basic common share (non-GAAP)	$0.13	$0.08

GAAP Return on Common Equity (annualized)	4.8%	10.0%
EAD Return on Common Equity (non-GAAP, annualized)(9)	6.5%	3.9%

1.Certain totals may not foot due to rounding.
2.In the fourth quarter of 2023, we changed our calculation of EAD and conformed all prior period amounts presented in the table above and throughout this earnings release. This change consisted of removing the previously presented line item titled "Change in economic basis of investments". Additionally, during the fourth quarter of 2023, we changed our consolidated income statements to include a line item titled "HEI income, net". This line item includes all amounts related to our HEI investments that were previously presented within the "Investment fair value changes, net" line item. As such, our adjustment for "Investment fair value changes, net" in our current calculation of EAD does not include fair value changes related to our HEI investments.
3.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common stockholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common stockholders adjusted to (i) exclude investment fair value changes, net; (ii) exclude realized gains and losses; (iii) exclude acquisition related expenses; (iv) exclude organizational restructuring charges (as applicable); and (v) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented. EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common stockholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
4.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments (excluding HEI) and associated hedges. As noted above, realized and unrealized gains and losses on our HEI investments are reflected in a new line item on our consolidated income statements titled "HEI income, net".
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.
6.Acquisition related expenses include transaction costs paid to third parties, as applicable, and the ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions.
7.Organizational restructuring charges for the first quarter of 2024 represent costs associated with employee severance and related transition expenses.
8.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
9.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
MD, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com